UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 28, 2009
BRIGHTPOINT, INC.
(Exact name of registrant as specified in its charter)

Indiana	1-12845	35-1778566

(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

7635 Interactive Way, Suite 200, Indianapolis, Indiana	46278

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (317) 707-2355
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) On July 28, 2009, in connection with the recent sale of 16.5 million shares of the Company’s common stock by one of its shareholders, NC Telecom Holding A/S (“NC Holding”), pursuant to an underwritten public offering, and in accordance with the terms of the shareholder agreement entered into by the Company with NC Holding upon the Closing of the Company’s acquisition of Dangaard Telecom A/S, the Company requested that NC Holding identify two of the three directors that it proposed for nomination to resign from the Company’s Board of Directors. NC Holding identified Messrs. Jorn P. Jensen and Jan Gesmar-Larsen, who have resigned from the Company’s Board of Directors effective July 28, 2009.
ITEM 5.03 Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On July 28, 2009, the Board of Directors of the Company approved an amendment to Article IV Section 5 of the Company’s By-Laws to opt out of Indiana Business Corporation Law Section 23-1-33-6 (c), which mandates a classified board structure by adding the following sentence to the end of such section:
          “The provisions of Section 23-1-33-6 (c) of the Indiana Business Corporation Law shall not apply to the Corporation.”
The description of the forgoing amendment to the By-Laws is qualified in its entirety by reference to the full text of the By-Laws, as approved by the Board of Directors on July 28, 2009, a copy of which is filed as Exhibit 3.2 to this Current Report on Form 8-K and incorporated herein by reference.
ITEM 8.01 Other Events.
On July 28, 2009, the Company issued a press release announcing that its Board of Directors had approved a share repurchase program authorizing the Company to repurchase up to $50 million of its common shares. The program is effective immediately and will expire on July 31, 2011. This is the only share repurchase program the Company currently has in place. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
ITEM 9.01 Exhibits.

3.2	By-Laws of Brightpoint, Inc. as Amended and Restated as of June 3, 2004 and Amended as of December 20, 2007 and July 28, 2009.

99.1	Press Release of Brightpoint, Inc. dated July 28, 2009.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BRIGHTPOINT, INC. (Registrant)
By:	/s/ Steven E. Fivel
Steven E. Fivel
Executive Vice President and General Counsel

Date: July 29, 2009